Exhibit 21

G&L Realty Corp.
List of Subsidiaries
October 31, 2002

1.	G&L Hampden, Inc., a Delaware corporation
2.	G&L Hampden, LLC a Delaware limited liability company
3.	G&L Realty Partnership, L.P., a Delaware limited partnership
4.	G&L Realty Financing II, Inc., a Delaware corporation
5.	G&L Realty Financing Partnership II, L.P., a Delaware limited partnership
6.	G&L Medical, Inc., a Delaware corporation
7.	G&L Gardens, LLC, an Arizona limited liability company
8.	G&L Management Delaware Corp., a Delaware corporation
9.	G&L Senior Care, Inc., a Delaware corporation
10.	G&L Medical Partnership, L.P., a Delaware limited partnership
11.	GLN Capital Co. LLC, a Delaware limited liability company
12.	GL/PHP, LLC a Delaware limited liability company
13.	Theme World, L.P., a New Jersey limited partnership
14.	435 N. Roxbury Drive, Ltd., a California limited partnership
15.	G&L - Grabel San Pedro, LLC
16.	G&L Burbank, LLC
17.	G&L Burbank Managers Corp., a California corporation
18.	G&L Holy Cross, LLC
19.	G&L Holy Cross Managers Corp., a California corporation
20.	G&L Tustin, LLC
21.	G&L Tustin Managers Corp., a California corporation
22.	G&L Valencia, LLC
23.	G&L Penasquitos, LLC
24.	G&L Penasquitos, Inc.
25.	GLH Pacific Gardens, LLC
26.	G&L Hoquiam, LLC
27.	G&L Lyons, LLC
28.	G&L Coronado (1998), LLC
29.	G&L Parsons on Eagle Run, LLC
30.	G&L Parsons on Eagle Run, Inc.
31.	Lakeview Associates, LLC
32.	Tustin Heritage Park, LLC
33.	G&L Heritage Care, LLC
34.	G&L Heritage Care, Inc.
35.	G&L Massachusetts, LLC
36.	G&L Aspen, LLC
37.	G&L Tustin II, LLC
38.	G&L Tustin III, LLC
39.	G&L Senior Care Partnership, L.P.
40.	G&L St. Thomas More, Inc.
41.	G&L Radius Realty, LLC

42.	GLR/Yorba Linda, LLC
43.	GLH Tarzana, LLC
44.	Pac Par MOB, LLC